PRICING SUPPLEMENT NO. 5                                        Rule 424(b)(2)
(To Prospectus dated June 25, 1998 and Prospectus            File No. 33-49285
Supplement dated July 30, 1999)

                             EASTMAN KODAK COMPANY
                          Medium-Term Notes, Series A
                               Fixed Rate Notes
                    Due 9 months or More from Date of Issue

Principal amount:                $250,000,000

Issue date:                      May 7, 2003

Stated maturity:                 May 15, 2008

Interest rate:                   3.625%

Interest payment dates:          May 15 and November 15, commencing
                                 November 15, 2003

Issue price:                     99.536%

Agents:                          Citigroup Global Markets Inc.
                                 Lehman Brothers Inc.
                                 BNP Paribas Securities Corp.
                                 HSBC Securities (USA) Inc.
                                 ING Financial Markets LLC
                                 Scotia Capital (USA) Inc.

Agents' discount or commission:  .500 %

CUSIP number:                    27746QAE4

ISIN number:                     US27746QAE44

Redemption:                       X  We cannot redeem this note prior to
                                 --- maturity
                                 --- We can redeem this note prior to maturity

                                     redemption date          redemption price
                                     ---------------          ----------------

Optional repayment:               X  You cannot elect to have this note repaid
                                 --- prior to maturity
                                 --- You can elect to have this note repaid
                                     prior to maturity

                                     repayment date           repayment price
                                     --------------           ---------------

Original Issue Discount note:        Yes   X  No
                                 ---      ---

                                 Total amount of original issue discount:
                                 Yield to maturity:
                                 Initial accrual period original issue discount:

Amortizing note:                     Yes   X  No
                                 ---      ---

Optional Interest Rate Reset:        Yes   X  No
                                 ---      ---

Extension of Maturity                Yes   X  No
                                 ---      ---


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Other terms:                     If the notes are amortizing notes or the
                                 notes have an optional interest rate reset or the possibility of an extension of maturity, or if there are other additional features of these notes that have not been described, we will provide additional information below.

On June 21, 2001, we increased the size of our Series A Medium-Term Note program from $1,000,000,000 to $2,200,000,000. So far, we have issued $1,250,000,000 of notes, including the notes covered by this pricing supplement.

Certain legal matters will be passed upon for the agents by Sidley Austin Brown & Wood LLP.

              The date of this pricing supplement is May 2, 2003.


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